EXHIBIT 5




                        June 11, 1998


Board of Directors
Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, OR 97202

          We have acted as counsel for Fred Meyer, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the 0"Registration Statement") under the Securities Act of 1933, as amended, covering the resale of up to 17,360,478 shares of Common Stock, $.01 par value (the "Shares"), of the Company by the holders thereof (the "Selling Stockholders"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

          Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

     2. The currently outstanding Shares have been legally issued and are fully paid and nonassessable.

     3. Shares subject to options that may be exercised and sold under the Registration Statement have been duly authorized, and when issued pursuant to the applicable stock option plan and in accordance with the resolutions adopted by the Board of Directors will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                STOEL RIVES LLP